Exhibit 10.12

Entrustment Contract on Listing on a U.S. Stock Market
Contract No.: ______

Trustor:  _________ (hereinafter Party A), a company registered in ________, USA.

Legal address of Party A: _______________________________________________.

Trustee: EastBridge Investment Group Corporation (hereinafter Party B), a company registered in Arizona, USA

Legal address of Party B: 8040 E. Morgan Trail, Unit 18, Scottsdale, Arizona, 85258

Article 1 Entrusted Matters

Party A entrusts Party B to assist Party A to become directly listed on a U.S. stock market.  First Party B will introduce Party A to registered financial resources which will assist Party B in raising up to $________ in capital on a best-efforts basis.  Second, Party B will assist Party A to obtain listing on OTCBB and/or OTCQB markets after receiving approval from the U.S. Securities and Exchange Commission (SEC).

Article 2 Power and Preconditions for Dealing with Entrusted Matters

1.  Party A is responsible to conduct all legal and other necessary tasks related to their capital raise.

2. Party B is responsible to assist Party A to conduct all legal and necessary tasks related to the listing process, and acting as Party A's agent, Party B will assist Party A to complete relevant SEC procedures; and to get Party A listed on a U.S. stock market by conforming to U.S. laws and relevant provisions as stipulated by the SEC.

3. Before Party B handles the entrusted matters stated in Article 1 of the Contract, Party A shall meet the following preconditions:
●	Party A shall provide Party B with the financial reports prepared by its registered accountant for the fiscal years of 2011 and 2012.
●
Party A agrees to submit to Party B a quarterly financial report (annual financial report in the fourth quarter) prepared by the local registered accountant for each quarter of the current fiscal year.

●
Party A must supply the necessary business documents (business plan, financial statements, power point presentations, etc) to Party B and allow Party B to provide these documents to its financial resources. Of course, the required non-disclosure agreements will be executed by all parties before such business documents are supplied to the financial resources.

Article 3 Conditions for Term of Entrustment

Party B promises that if Party A satisfies the preconditions, it will introduce Party A to qualified financial resources that may complete Party A’s capital raise (a minimum raise of $_________, up to $_________, on a best-efforts basis. The terms and conditions for the capital raise are entirely between Party A and qualified parties. If party A satisfies the following conditions, the listing process will begin within twelve (12) months after Party A is successfully audited by a SEC auditor and the audit report has been issued. Party A’s delay of any of the following conditions will delay the timing of the listing processes.

1) Party A must successfully complete the financial auditing for the fiscal years of 2011 and 2012 subject to the SEC regulations and the auditing standards shall be subject to the GAAP and GAAS accounting standards of the SEC.

2) There is no major lawsuit, scandal or other intangible negative asset for Party A;

3) Party A will complete/revise the enterprise business plans within 90 days as of the date of this Contract as recommended by Party B.

Article 4 Party A’s and Party B’s Expenses

1) Party A will bear any expenses relating to their capital raise.

2) Party B agrees to bear reasonable and customary expenses relating to Party A's listing process. Examples of such potential expenses are:
A) Listing legal fees and consultant fees;
B) Equity planning and consultant fees;
C) Two years (2011 and 2012) of auditing fees subject to SEC regulations;
D) SEC applications fees, road show fees (Party A will bear its own travel fees) and investor relations fees before and after listing for a period of 6 months;
E) Listing sponsor fees, stock printing fees and registration fees

Article 5 Laws of the United States

Party A and Party B agree to abide by the laws of the United States throughout the capital raise and listing processes.

Article 6 Entrustment Fees and Terms of Payment

Party A agrees the shareholders’ equity share of Party A (____________) will be as follows: Party A and its related parties will own ____% of the equity ownership of the total Company.

Party B shall receive shares of the Company (Party A and any related parties) equaling ____% ownership of the total company, subject to proportionate dilutions due to new capital infusion before listing. Party B will receive the stock certificate for its ____% equity ownership in ________ thirty (30) days after the SEC audit is completed and before the initial registration statement is filed with the SEC.

The total entrustment fee is $______ (USD) in cash paid to Party B as follows: $________ to start the audit; $________ three days before filing of the initial registration statement with the SEC, then $________ paid when _________’s registration statement becomes effective with the SEC and then the final $____________ after listing on an OTC market. It is understood that Party B has the right to stop the listing work at its own discretion in anticipation of any payment issue.

Article 7 Purchase and Sale of Stocks

After Party A is listed with approval from the applicable state and federal regulatory bodies, such as the SEC and FINRA, Party A, and Party B may, meeting legal requirements, freely circulate, purchase and sell Party A’s stocks that they hold by any means and at any place.

Article 8 Incapability of Listing

After the Entrustment Contract goes into effect:

1) If the audit report cannot be commenced or completed or the listing process cannot be completed as scheduled due to issues beyond the control of Party B, then Party A agrees that Party B does not need to return the paid entrustment fees, and such amount will be used as compensation to pay for Party B’s expenses;

2) If Party A cannot be successfully listed on a U.S. stock market due to issues controlled by Party B, then Party B shall return the monies paid by Party A within thirty days from receipt of a written notice from Party A;

3) If listing process is stopped or abandoned for any reason then Party A will not be allowed to list on any stock market in the world for three years after cancellation of this agreement.  If this promise is breached, then Party B shall receive compensation from Party A for any expenses incurred during the listing process plus the profits Party B would normally profit from the gain of selling the 8% equity shares into the market at a share price that is averaged over a three month period after Party A’s initial trading.

4) Party A agrees that a written notice to request to stop the listing process will be given to Party B at least 30 days prior to the actual cancellation of this agreement.

Article 9 Consent to Invitation

Prior to the completion of the listing processes, Party A will invite Party B to key senior management meetings and conferences to keep Party B informed of significant company strategies, decisions and results.  This is necessary in order for Party B to introduce Party A to appropriate financial resources.

Article 10 Confidentiality

Party A and Party B are responsible to keep commercially sensitive information confidential and shall not disclose such information to a third party unless agreed by both Party A and Party B. However, since Party B is a publically listed company, it has the right and obligation to file a public report to the SEC or other U.S. government agencies.

In case of significant changes within the company, Party A shall keep Party B informed of the changes.

Article 11 Governing Laws

The performance and interpretation of the Contract shall be governed by the laws of the United States of America, State of New York and the State of Arizona.

Article 12 Settlement of Disputes

All disputes and controversies relating to or arising out of the performance of the Contract shall be firstly settled by the Party A and Party B through friendly consultation. If the dispute or controversy cannot be settled through consultation within thirty days as of the date of occurrence of the same, any party may submit the dispute to a U.S. Arbitration Center to be arbitrated according to then applicable arbitration rules of the American Arbitration Association (hereinafter known as the AAA).  Arbitration award shall be final and binding on both parties.

Article 13 Entire Agreement

The Contract is the final and entire contract of Party A and Party B, and shall supersede all previous oral or written agreement between both parties.

Article 14 Miscellaneous

If the Contract is in several language versions, and there is any discrepancy or dispute in such versions, the English version shall prevail.

Article 15 Effect, Expiration and Revision of the Contract

The Contract shall come into effect upon signing by both parties. For the matters unmentioned herein, both parties may make revisions and provide supplements to the Contract in writing. And the revised contract and supplementary contract concerning the Contract upon signature and seal by both parties shall constitute an integral part of the Contract, and shall have the same effect with the Contract.

Article 16 The Contract has four copies, with each party holding two copies respectively in the same effect.

Article 17 Effective date of this Agreement

Notwithstanding anything to the contrary stated hereinabove, this Agreement shall not be binding upon the parties and neither party shall have any obligation to the other until such time that (a) Party B introduces investors to Party A who complete a funding to Party A in a minimum amount of $1,000,000 and Party A receives the net proceeds of that funding and (b) Party A elects at its sole discretion to begin the listing process. Upon completion of the conditions hereinbefore set forth in clause (a) of this Article 17, this Agreement shall become effective and the foregoing terms set forth herein shall be binding upon the parties. Until this Agreement becomes effective as provided for in this Article 17, this Agreement and its terms shall not be exclusive as to the relationship between the parties and Party A may deal with any third party it chooses with respect to raising capital and listing its common stock on any exchange or market. In the event that the conditions set forth in clauses (a) of this Article 17 are not met on or before 18 months from the date of the execution of this Agreement, this Agreement shall be null and void and neither party shall have any further obligation to the other.

Signature Page follows

Party A (signature):	Party B (signature): EastBridge Investment Group Corporation.

Norman P. Klein: COO/CFO

Date:	Date: